QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.2

Stock Option Agreement
SLM Corporation Incentive Plan
Incentive, Price-Vested Options, with Replacement—2004

A.
Option Grant.    Stock Options (the "Options") for a total of «Total_Option_Granted» shares of Common Stock, par value $.20, of SLM Corporation (the "Corporation") are hereby granted, to «FIRST_NAME» «LAST_NAME» (the "Optionee"), subject in all respects to the terms and provisions of the SLM Corporation Incentive Plan (the "Plan"), which is incorporated herein by reference, and this Stock Option Agreement (the "Agreement").

B.
Option Price.    The purchase price per share is «option price» dollars (the"Option Price").

C.
Grant Date.    The date of grant of these Options is «grant date» (the "Grant Date").

D.
Vesting; Exercisability.    The Options are not vested as of the Grant Date. All Options vest upon the earlier of: (1) the Corporation's Common Stock price reaching a closing price equal to or greater than «premium vesting price» per share for five days, but no sooner than one year from the Grant Date; (2) eight years from the Grant Date; or (3) Optionee's death, Disability or Involuntary Termination, unless the Options are terminated earlier in accordance with the provisions of the Plan or this Agreement.

•
Upon termination of employment for any reason, other than death, Disability or Involuntary Termination, any unvested Options will not vest and will be canceled.

•
Upon termination of employment for Misconduct, any Options, vested or unvested, are forfeited.

•
Upon termination for death or Disability, vested Options are exercisable until the earlier of: (1) the Expiration Date; or (2) one year from the date of termination.

•
Upon termination for all reasons except death or Disability, vested Options are exercisable until the earlier of: (1) the Expiration Date; or (2) three months from the date of termination.

E.
Expiration.    These Options expire ten years from the Grant Date (the "Expiration Date"), subject to the provisions of the Plan and this Agreement, which may provide for earlier expiration in certain instances, including Optionee's termination of employment.

F.
Incentive Stock Options.    These Options are intended to be incentive stock options ("ISOs") under Section 422 of the Internal Revenue Code of 1986, as amended, to the extent permitted. There is currently a $100,000 statutory annual limitation for ISOs. The annual limitation is calculated based on the Option Price multiplied by the number of shares first becoming exercisable in any one calendar year. The Plan Administrator will notify you after vesting of the grant as to which options qualify for Non-Qualified Stock Options (NQSO) and ISO tax treatment. The annual ISO limitation is inclusive of any future ISO grants.

When you exercise Options, you must specify whether you are exercising them for ISO shares or NQSO shares.

G.
Disqualifying Disposition.    When exercising the ISO portion of a grant and receiving ISO shares, the Optionee agrees to notify the Corporation of a "disqualifying disposition". A disqualifying disposition occurs if the Optionee disposes of ISO shares before the expiration of the necessary holding period, which is two years after the Grant Date or one year after the Option is exercised, whichever is later. A cashless exercise through a broker may create a disqualifying disposition if ISO shares are used to pay for the cost of the options. The Corporation is under no obligation to acknowledge or register a transfer of shares upon a disqualifying disposition unless and until the Optionee satisfies any tax obligation arising therefrom.

The one-year holding period for ISO shares described above begins on the date the Corporation accepts the Optionee's notice of exercise and payment of the Option Price, even though the Optionee's interest in the stock may have been delayed under the Options until stock certificates are delivered or shares are received electronically into the Optionee's brokerage account.

Upon a disqualifying disposition, the Corporation will calculate and inform the Optionee of the tax liability due the Corporation. The Optionee agrees to send immediately available funds (check) to the Corporation within three days of notification in the amount required for such taxes, as determined by the Corporation. Alternatively, by exercising the Options, the Optionee agrees that the Corporation may at its option withhold such tax amount from any amount otherwise payable to the Optionee. In the event the Corporation is not notified of a disqualifying disposition by a terminated employee, the Optionee agrees to pay the Corporation any tax penalty and interest resulting from such non-notification.

H.
Replacement Options.    Upon exercise of these Options, Optionee shall receive replacement options, subject to the terms and conditions of the Corporation's replacement option program, for the same number of shares of stock as are used to pay the Option Price upon exercise of these Options if such shares of SLM Common Stock have been owned by the Optionee for at least six months at the time of such exercise.

I.
Non-Transferable; Binding Effect.    These Options may not be transferred except as provided for in the Plan, and may be exercised during the lifetime of the Optionee only by him or her. The terms of these Options shall be binding upon the executors, administrators, heirs, and successors of the Optionee.

J.
Exercise; Payment of Option Price; Taxes.    These Options shall be exercised only in accordance with the terms of the Plan and this Agreement. Each exercise shall be for no fewer than fifty (50) shares, other than an exercise for all remaining Option shares. Upon exercise of all or part of these Options, the Optionee shall pay the Option Price to the Corporation only in the following manner: either (i) by cash or certified or cashier's check, (ii) by arrangement with a broker where payment is made pursuant to an irrevocable direction to the broker to sell sufficient Option shares and pay the entire Option Price to the Corporation in cash, or (iii) by delivery of shares of Common Stock of the Corporation that have been owned by Optionee for at least six months. The value of any such shares delivered as payment of the Option Price shall be such shares' fair market value as indicated by the price per share of the Corporation's common stock at the time of exercise. In addition, as a condition to the issuance of shares of Common Stock of the Corporation pursuant to these Options, the Optionee agrees to remit to the Corporation at the time of any exercise of these Options any taxes required to be withheld by the Corporation under federal, state, or local law as a result of the exercise of these Options or as a result of disposing of ISO shares before the expiration of the necessary holding period (disqualifying disposition).

K.
Vesting Upon Change In Control.    Notwithstanding anything to the contrary in this Agreement, any of the Options which have not otherwise become exercisable shall become immediately exercisable upon a Change in Control of the Corporation. For purposes of this paragraph, the term "Change in Control" means an occurrence of any of the following events: (a) an acquisition (other than directly from the Corporation) of any voting securities of the Corporation (the "Voting Securities") by any "person or group" (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) other than an employee benefit plan of the Corporation, immediately after which such person or group has "beneficial ownership" (within the meaning of Rule 13d-3 under the Exchange Act) of more than fifty percent (50%) of the combined voting power of the Corporation's then outstanding Voting Securities; (b) approval by the stockholders of (i) a merger, consolidation or reorganization involving the Corporation, unless the Corporation resulting from such merger, consolidation or reorganization (the "Surviving Corporation") shall adopt or assume the Plan and this Option and either (A) the stockholders of the Corporation immediately before such merger, consolidation or reorganization own, directly or indirectly immediately following such merger, consolidation, or reorganization, at least seventy-five percent (75%) of the combined voting power of the Surviving Corporation in substantially the same proportion as their ownership immediately before such merger, consolidation or reorganization, or (B) at least a majority of the members of the Board of Directors of the Surviving Corporation were directors of the Corporation immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization, or (ii) a complete liquidation or dissolution of the Corporation; or (c) such other events as the Committee or the Board from time to time may specify.

In the event that, as a result of the Options becoming exercisable in connection with a Change in Control, any state, local or federal taxing authority imposes any taxes on the Optionee that would not be imposed but for the occurrence of a Change in Control, including any excise tax under Section 4999 of the Internal Revenue Code and any successor or comparable provision, then the Corporation (including any successor to the Corporation) shall pay to the Optionee at the time any such tax becomes payable an amount equal to the amount of any such tax imposed on the Optionee (the amount of any such payment, the "Parachute Tax Reimbursement"). In addition, the Corporation (including any successor to the Corporation) shall "gross up" such Parachute Tax Reimbursement by paying to the Optionee at the time any such tax becomes payable an additional amount equal to the aggregate amount of any additional taxes (whether income taxes, excise taxes, special taxes, employment taxes or otherwise) that are payable by the Optionee as a result of the Parachute Tax Reimbursement being payable to the Optionee and/or as a result of the additional amounts payable to the Optionee pursuant to this sentence, such that after payment of such additional taxes the Optionee shall have been paid on an after-tax basis an amount equal to the Parachute Tax Reimbursement.

L.
Board Interpretation.    The Optionee hereby agrees to accept as binding, conclusive, and final all decisions and interpretations of the Board of Directors of the Corporation and, where applicable, the Compensation and Personnel Committee of the Board of Directors (the "Committee") concerning any questions arising under this Agreement or the Plan.

M.
Amendments for Accounting Charges:    The Committee reserves the right to unilaterally amend this Agreement to reflect any changes in applicable law or financial accounting standards.

N.
Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of Delaware, without giving effect to principles of conflicts of law.

O.
Notices.    All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered, telefaxed or telecopied to, or, if mailed, when received by, the other party at the following addresses:

If to the Corporation to:

Director, Stock Plans
Sallie Mae
12061 Bluemont Way
Reston, VA 20190
Fax: (703) 984-5170

If to the Optionee, to (i) the last address maintained in the Corporation's Human Resources files for the Optionee or (ii) the Optionee's mail delivery code or place of work at the Corporation.

P.
Miscellaneous.    In the event that any provision of this Agreement is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of this Agreement shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision. The headings in this Agreement are solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect. The Optionee shall cooperate and take such actions as may be reasonably requested by the Corporation in order to carry out the provisions and purposes of the Agreement. The Optionee is responsible for complying with all laws applicable to Optionee, including federal and state securities reporting laws.

The Optionee hereby accepts these Options subject to all the terms and provisions set forth herein and in the Plan.

SLM CORPORATION
By:	«Insert Signature» Albert L. Lord, Vice Chairman and Chief Executive Officer
OPTIONEE:
Signature:
Name:	«FIRST_NAME» «LAST_NAME»
Date signed:

Copies of the Plan Document and Prospectus are available on the Sallie Mae Stock Options Intranet site located at http://salliemaecentral.com/legal/esop/plandocs.htm. Paper copies of these documents can be obtained by contacting the Plan Administrator by sending an email to stock.options@slma.com, or to request by fax to (703) 984-5170.

QuickLinks

Stock Option Agreement SLM Corporation Incentive Plan Incentive, Price-Vested Options, with Replacement—2004